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                                                                  Exhibit 3.02


                                AMENDED AND RESTATED
                             CERTIFICATE OF DESIGNATION
                       PREFERENCES, RIGHTS AND LIMITATIONS OF
                            SERIES A PREFERRED STOCK OF
                          EROOM SYSTEM TECHNOLOGIES, INC.


     eRoom System Technologies, Inc. (the "CORPORATION"), a corporation organized and existing under the laws of the State of Nevada, does hereby certify that:

     Pursuant to authority vested in the Board by the Corporation's Amended and Restated Articles of Incorporation, the Board of Directors of the Corporation (the "BOARD") has duly adopted the following recitals and resolutions:

     WHEREAS, the Corporation is authorized by its Amended and Restated Articles of Incorporation to issue 500,000 shares of Series A Preferred Stock;

     WHEREAS, pursuant to a Certificate of Designation of Preferences, Rights and Limitations of Series A Preferred Stock (the "Certificate of Designation"), the Board authorized and determined the rights, preferences, privileges, and restrictions granted to or imposed upon the Series A Preferred Stock, fixed the number of shares constituting such series, and determined the designation thereof; and

     WHEREAS, the Board desires to amend and restate the Certificate of Designation for the purpose of establishing that the Series A Preferred Stock rank senior to all common stock, as well as all warrants and options to purchase common stock.

     NOW, THEREFORE, BE IT RESOLVED, that the Board hereby amends and restates the provisions of the Certificate of Designation relating to the Series A Preferred Stock, as follows:

     1. DESIGNATION. The series of Preferred Stock provided for by this resolution shall be designated "8% Series A Convertible Preferred Stock" (hereafter referred to as "SERIES A STOCK").

     2. AUTHORIZATION. The number of authorized shares constituting the Series A Stock shall be 500,000 shares.

     3. RANK. The Series A Stock shall, with respect to dividend rights, rights on redemption, rights on conversion and rights on liquidation, winding up and dissolution, rank senior to all common stock, warrants and options to purchase Common Stock established by the Board or the Stockholders (all of such equity securities of the Corporation to which the Series A Stock ranks senior are collectively referred to herein as "JUNIOR STOCK"). Series A Stock shall rank with Series B and C Preferred Stock on a pari passu basis.

     4. DIVIDENDS. The holders of Series A Stock shall be entitled to receive in preference to the holders of any Junior Stock in any fiscal year, an annual cumulative dividend of 8%, payable

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in the form of cash, quarterly in arrears, commencing as of November 14,
1998, out of legally available funds, subject to the Corporation's ability to pay such dividends as limited by Nevada law.

     5. LIQUIDATION PREFERENCE. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Series A Stock shall be entitled to receive, out of the assets of the Corporation, whether those assets are capital or surplus of any nature, an amount equal to $10.00 per share of Series A Stock, plus all accrued and unpaid dividends on the date of that distribution, and no more, before any payment shall be made or any assets distributed to the holders of Junior Stock, and the remaining assets shall be distributed ratably to the holders of Junior Stock. If upon liquidation, dissolution, or winding up of the Corporation the assets thus distributed among the holders of Series A Stock shall be insufficient to permit the payment to those stockholders of the full preferential amounts, then the entire assets of the Corporation to be distributed shall be distributed ratably among the holders of Series A Stock.

     A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up, within the meaning of this paragraph.

     6. VOTING RIGHTS. Only shares of Common Stock shall entitle the holder thereof to vote on matters requiring approval of the stockholders of the Corporation. Series A Stock shall not, except as otherwise may be (a) expressly provided by Nevada law, or (b) on matters affecting Series A Stock, be entitled to vote on the election of directors or any other matter.

     7.   CONVERSION RIGHTS.

          (a) Each holder of Series A Stock shall automatically, following the earlier of (i) the completion of any merger or other business combination by the Corporation wherein a controlling interest in the Corporation is acquired by another entity; or (ii) upon the close of an Initial Public Offering ("IPO"), upon surrender of holder's Series A Stock into fully paid and non-assessable Common Stock of the Corporation on a 1:1 basis, provided that the IPO price per share is $10 per share (the "IPO PRICE"). If the IPO Price is less than $10 per share, the conversion rate shall be $10 divided by the IPO Price. Such automatic conversion shall be exercised by surrendering for such purpose to the Corporation, or its transfer agent, certificates representing the shares to be converted, duly endorsed in blank or accompanied by proper instruments of transfer, and at the time of such surrender, the person converting shall be deemed to be the holder of record of Common Stock issuable on such conversion, notwithstanding that the share register of the Corporation shall then be closed or the certificates representing such shares of Common Stock shall not then be actually delivered to such person.

          (b) The number of shares of Common Stock into which Series A Stock may be converted shall be subject to adjustment from time to time in certain cases as follows:

               (i) The Corporation shall be entitled to make such further adjustments as it considers advisable in order that any event treated for federal income tax purposes as a dividend or other distribution of stock or stock rights will not be taxable, so far as practicable, to the recipient of such dividends or distributions.

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          (c)  Whenever the amount of Common Stock deliverable upon the conversion of Series A Stock shall be adjusted pursuant to the provisions hereof, the Corporation shall forthwith file, at its principal executive office and with any transfer agent or agents for Series A Stock and for its Common Stock, a statement stating the adjusted amount of its Common Stock or other securities deliverable per Series A Stock and setting forth in reasonable detail the method of calculation and the facts requiring such adjustment and upon which such calculation is based. Each adjustment shall remain in effect until a subsequent adjustment hereunder is required.

          (d) The Corporation shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock, the full number of shares of Common Stock deliverable upon the conversion of all the then outstanding shares of Series A Stock and shall take all such action and obtain all such permits or orders as may be necessary to enable the Corporation lawfully to issue such shares of Common Stock upon the conversion of shares of Series A Stock.

          (d) No fractional shares of Common Stock shall be issued upon conversion of Series A Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall, at its option, either
(i) pay cash equal to the product of such fraction multiplied by the fair market value of one share of the Corporation's Common Stock on the date of conversion, or (ii) round the fractional share to the nearest whole share, as determined in good faith by the Board.

     8. EXCLUSION OF OTHER RIGHTS. Except as herein provided or as may otherwise be required by law, the shares of Series A Stock shall not have any preferences or relative, participating, optional or other special rights other than those specifically set forth in this resolution and in the Certificate of Incorporation of the Corporation.

     IN WITNESS WHEREOF, RoomSystem Technologies, Inc. has caused this Amended and Restated Certificate of Designation to be signed by its Secretary this 29th day of March 2000.

                                        ROOMSYSTEM TECHNOLOGIES, INC.

                                        /s/ STEVEN L. SUNYICH
                                        --------------------------------------
                                        STEVEN L. SUNYICH
                                        Chief Executive Officer, President


                                        /s/ GREGORY L. HRNCIR
                                        --------------------------------------
                                        GREGORY L. HRNCIR
                                        Secretary

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